UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):  May 15, 2009
PUREDEPTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	None	20-4831825
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

230 Twin Dolphin Drive, Suite D
Redwood City, California 94065
(Address of principal executive offices) (Zip code)

(650) 632-0800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of May 15, 2009, Jonathan J. McCaman has resigned from his position as Chief Financial Officer of PureDepth, Inc. (the “Company”) following the parties’ mutual decision to terminate the employment relationship.  In connection with the separation, the Company has offered Mr. McCaman a cash payment of $70,000 subject to his execution of a release of claims.

In connection with and effective following Mr. McCaman’s resignation, the Company has appointed Joe Moran as interim Chief Financial Officer.  Mr. Moran joins the Company from The Brenner Group, a leading Silicon Valley financial services firm.  Prior to joining The Brenner Group in October 2008, Moran previously worked as CFO at StepNexus, a provider of secure, trusted services for devices, from December 2004 to February 2008.  Prior to that, he served as interim CFO of Telephia, Inc., a syndicated consumer research provider to the telecom industry from January 2004 to November 2004, CFO of Intraspect Software, an enterprise collaboration software company from 2000 to 2004 and of Calico Commerce, an enterprise configuration software company, from 1997 to 1999. Earlier in his career, he held the position of Vice President Finance at Sybase, Inc. as well as financial management positions at Tandem Computers, Chevron and The Federal Reserve Bank of San Francisco.  The Company will pay The Brenner Group $4,750 per week for Mr. Moran’s part-time services, and Mr. Moran will not receive any compensation directly from the Company.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUREDEPTH, INC., ( Registrant )

Date: May 15, 2009	By:	/s/ Andy L. Wood
Mr. Andy L. Wood Chief Executive Officer (Principal Executive Officer)